Bovie Medical Reports Third Quarter 2015 Results

●	Total Sales increased 15.3% year-on-year; Gross margin was 41.3%
●	J-Plasma sales of $505,000 exceeded total sales for first half 2015
●	Expanded Medical Advisory Board with world renowned leaders in the fields of cardiovascular and cardiothoracic surgery
●	Strengthened supply chain and product development efficiencies with purchase of R&D and Manufacturing Contractor in Bulgaria in mid-October

J-Plasma® Operating Metrics
●	Generators in use increased 82% to 62, up from 34 at end of Q2
●	79 Scrub Purchase Orders, almost double the 42 for first half 2015
●	Systems approved by 59 Hospital Value Analysis Committees (VACs), up from 42 at end of Q2; under review by 64 additional VACs

CLEARWATER, Fl. – NOV 4, 2015- Bovie Medical Corporation (NYSEMKT:BVX), a maker of medical devices and supplies and the developer of J-Plasma®, a patented new surgical product, today announced results for the third quarter ended September 30, 2015.

Management Comments

“The third quarter marked an inflection point for Bovie Medical,” said Robert L. Gershon, Chief Executive Officer. “The steady build-up in surgeon adoption of J-Plasma® was reflected in major sequential increases across all of our commercialization metrics, from Scrub Purchase Orders through Generators in Use. This strong momentum resulted in third quarter J-Plasma® sales that exceeded the aggregate sales for the first two quarters of 2015.  At the same time, our core business revenues increased in line with our expectation for higher electro-generator sales in the second half of 2015, and continued to provide important infrastructure support for the J-Plasma® roll-out.”

“The leading indicators for J-Plasma® have reached a level that we expect should yield strong sales momentum in the coming periods. With 62 generators in use, we have the scale we need to increase adoption within our current installed base and move forward to broaden adoption within those hospitals where J-Plasma® is VAC-approved, while expanding the universe of surgeons who are using the product. By the end of the third quarter there were 132 surgeons using J-Plasma®, a significant increase from the 76 surgeons who were using the product three months earlier.

“J-Plasma® is increasingly being recognized by top surgeons across a range of specialties for its precision and effectiveness. Last quarter we announced the formation of a Medical Advisory Board to assist us in executing on a multi-specialty J-Plasma® strategy, and we named Dr. Vip Patel, a world renowned urologist and leader in robotic surgery as its first member. In the third quarter, we added two equally impressive members: Dr. Husam H. Balkhy, a pioneer in the field of minimally invasive and robotic cardiac surgery and Dr. Robert J. Cerfolio, an internationally recognized expert in robotic cardiothoracic surgery. Expansion of J-Plasma® target specialties to urology, cardiovascular and cardio thoracic surgery under the guidance of these well-recognized thought leaders should significantly increase the size of J-Plasma®’s addressable market. Additionally, this strategy should accelerate the hospital VAC approval process, which continues to extend our sales cycle.”

Third Quarter 2015 Results

Third quarter sales were $7.8 million, up 15.3% from $6.8 million in the third quarter of 2014 on higher sales of core, OEM, and J-Plasma® products. Gross margin was 41.3%, stable with last year’s third quarter adjusted gross margin of 41.3%. In last year’s third quarter the Company reported gross margin of 28.3%, which included costs related to excess and obsolete inventories and other adjustments.

Operating expenses totaled $5.0 million in the third quarter, compared to $4.3 million in the third quarter of 2014. Approximately 80% of the year-on-year increase in operating expenses represented additional spending on R&D and the commercialization of J-Plasma®; SG&A remained stable both sequentially and year-on-year, as higher sales commissions were offset by administrative cost reductions. The Company’s operating loss was $1.8 million, compared to an operating loss of $2.4 million in the third quarter of 2014.

GAAP net loss attributable to common shareholders for the third quarter was $1.6 million, or $0.06 per diluted share, compared with GAAP net loss attributable to common shareholders of $3.0 million, or $0.17 per diluted share in the third quarter of 2014.

The Company had unrestricted cash and cash and equivalents of $13.2 million at the end of the third quarter, compared to $14.1 million at the end of this year’s second quarter.

Recent Developments

●
Bovie announced the purchase of its Bulgarian R&D and manufacturing contractor (“Bovie Bulgaria”) for approximately $566,000 in cash.  Bovie Bulgaria operates a 16,000 square foot ISO13485 certified and FDA registered manufacturing facility located in the capital city of Sofia, which houses manufacturing, development and assembly operations. The transaction gives Bovie full control over this important part of its product development and supply chain, particularly with respect to R&D for advanced surgical energy technology including key components of its J-Plasma® product line.

●
Bovie received FDA 510(k) clearance for six new hand piece configurations that expand its J-Plasma® pistol grip portfolio, by expanding the range of instrument lengths and adding a new needle configuration to the standard blade configuration.

●	The Bovie® Ultimate™ Operating Room Generator was named an “Innovation of the Year” by The Society of Laparoendoscopic Surgeons (SLS) on September 2, 2015.
●
Bovie signed its first group purchasing organization (GPO) agreement with Amerinet, one of the nation’s largest healthcare GPOs, for the use of J-Plasma® by its members. Amerinet has more than 85,000 members, including 33,000 clinics, 3,500 acute care hospitals, and 3,300 ambulatory surgery centers.

●	Jay Ewers was named Chief Financial Officer. Mr. Ewers has served as interim CFO since mid-June of this year and was previously the Company’s Corporate Controller.

The Medical Advisory Board

In the second quarter of 2015, Bovie established a Medical Advisory Board that will consist of surgeons who are thought-leaders in a range of different specialties and named Dr. Vipul Patel, a world renowned urologist and leader in robotic surgery, as its first member. Ultimately, the Board is expected to have 6 to 9 members and lead the usage of  J-Plasma® for specific procedures within new target specialties including, but not limited to, cardiovascular, cardiothoracic and urology.

In the third quarter, the Board was increased to 3 members with the addition of two world-class surgeons:

●
Dr. Husam H. Balkhy, is Director of Robotic and Minimally Invasive and Cardiac Surgery, and Associate Professor of Surgery at The University of Chicago Medicine. Recognized as a pioneer in the field, he specializes in cardiac diseases, using robotic and less invasive techniques to reduce pain, disability, and recovery time.

●
Dr. Robert J. Cerfolio  is an internationally recognized expert in robotic thoracic surgery. He received the James H. Estes Family Lung Cancer Research Endowed Chair in 2010, and Dr. Cerfolio is currently Professor of Surgery and Section Chief of Thoracic Surgery in the Division of Cardiothoracic Surgery, at the University of Alabama Hospital in Birmingham.

“We are honored that Drs. Balkhy and Cerfolio have agreed to join our Medical Advisory Board and assist us in bringing the significant surgical advantages of J-Plasma® to the appropriate procedures within their areas of expertise” Mr. Gershon noted.

 “Accuracy and safety is paramount for all surgeons,” said Dr. Balkhy. “In cardiac surgery, J-Plasma® has the potential not only to improve accuracy and safety but will allow surgeons to operate with even more precision. J-Plasma® promises to be a very strong addition to the armamentarium of the heart surgeon."

 “J-Plasma® is potentially a revolutionary instrument and represents a paradigm shift in thoracic surgery,” said Dr. Cerfolio. “J-Plasma®'s combination of power and the ability to penetrate tissue less deeply means it could play a pivotal role in teaching younger surgeons and residents, and it may soon be a must-have in the armamentarium of any thoracic surgeon."

Summary and Outlook:

 “Our third quarter results represented significant progress in J-Plasma® sales, substantial momentum in those metrics that provide a roadmap for future J-Plasma® sales, and continued growth in our core business. This performance has laid the foundation for further positive revenue comparisons in both J-Plasma® and our core business this year, as we develop the pipeline that we have built over the last twelve months.

“Within this framework we remain diligent in managing our administrative and other non-revenue generating costs as well as our cash position, while investing in those areas that have the potential to drive future growth. We expect to achieve additional operating expense savings in 2016 and 2017 related to the purchase of our R&D and manufacturing contractor, Bovie Bulgaria, which we announced in mid-October.

“Looking to 2016, we expect our revenue performance to benefit from further sequential increases in J-Plasma® operating metrics in our initial target specialties and a continuation of steady progress in our core business. Additionally, we are working closely with the members of our Medical Advisory Board to identify and appropriately target those procedures for which J-Plasma® can become the standard of care within the high profile urology, cardiovascular and cardio thoracic surgical specialties, as well as further advancing its visibility within our immediate target specialty of gynecology. Importantly, we have a transformational product with an excellent track record, the right surgeon advocates, a direct sales force with multi-specialty experience, and the resources to capture a greater share of an expanded market,” Mr. Gershon concluded.

Conference Call Details

The Company’s management will host a conference call on Thursday, November 5, 2015 at 8:30am Eastern Time to discuss latest corporate developments. Following management’s formal remarks, there will be a question and answer session.

To listen to the call by phone, interested parties within the U.S. should call 1-888-349-0106. International callers should call 1-412-902-0131. All parties should ask for the Bovie Medical Corporation call. The conference call will also be available through a live webcast at Bovie Medical Corporation’s website or at http://services.choruscall.com/links/bvx151105

A replay of the call will be available approximately one hour after the end of the call through February 5, 2016. The replay can be accessed via Bovie Medical Corporation’s website or by dialing 1-877-344-7529 for U.S. callers or 1-412-317-0088 for International callers and using the replay access code 10075038.

Investor Relations Contacts:
MBS Value Partners
Lynn Morgen and Hugh Collins
212.750.5800
investor.relations@boviemed.com

About Bovie Medical Corporation

Bovie Medical Corporation is a leading maker of medical devices and supplies as well as the developer of J-Plasma®, a patented new plasma-based surgical product for cutting and coagulation. J-Plasma® utilizes a helium ionization process to produce a stable, focused beam of ionized gas that provides surgeons with greater precision, minimal invasiveness and an absence of conductive currents through the patient during surgery. Bovie Medical Corporation is also a leader in the manufacture of a range of electrosurgical products and technologies, marketed through both private labels and the Company’s own well-respected brands (Bovie®, Aaron®, IDS™ and ICON™) to distributors worldwide. The Company also leverages its expertise through original equipment manufacturing (OEM) agreements with other medical device manufacturers. For further information about the Company’s current and new products, please refer to the Investor Relations section of Bovie Medical Corporation’s website www.boviemed.com

Cautionary Statement on Forward-Looking Statements

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond the Company’s ability to control or predict.  Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this release can be found in the Company’s filings with the Securities and Exchange Commission including the Company’s Report on Forms 10-K and 10-Q for the year ended December 31, 2014 and the quarters ended March 31, 2015 and June 30, 2015, respectively.   For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

BOVIE MEDICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014
(unaudited) (in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Sales	$7,823	$6,788	$21,226	$20,214
Cost of sales	4,594	4,869	12,183	13,662

Gross profit	3,229	1,919	9,043	6,552

Other costs and expenses:
Research and development	583	368	1,534	1,019
Professional services	427	142	1,070	686
Salaries and related costs	1,929	1,653	5,749	3,980
Selling, general and administrative	2,103	2,123	6,325	4,923

Total other costs and expenses	5,042	4,286	14,678	10,608

Loss from operations	(1,813)	(2,367)	(5,635)	(4,056)

Interest expense, net	(40)	(41)	(120)	(111)
Change in fair value of liabilities, net	266	(1,676)	1,800	(9,820)
Total other income (expense), net	226	(1,717)	1,680	(9,931)

Loss before income taxes	(1,587)	(4,084)	(3,955)	(13,987)

Provision for (recovery of) income taxes, net	--	1,350	(8)	1,895

Net loss	$(1,587)	$(2,734)	$(3,963)	$(12,092)

Accretion on convertible preferred stock	--	(242)	(222)	(668)
Gain on conversion of warrants and preferred shares, net	--	--	13,956	--
Net income (loss) attributable to common shareholders	$(1,587)	$(2,976)	$9,771	$(12,760)

Income (loss) per share
Basic	(0.06)	(0.17)	0.42	(0.72)
Diluted	(0.06)	(0.17)	0.31	(0.72)
Weighted average number of shares outstanding- basic	27,051	17,780	23,414	17,727
Weighted average number of shares outstanding - dilutive	27,051	17,780	26,346	17,727

Bovie Medical Corporation
Consolidated Balance Sheets
(in thousands)
	September 30,	December 31,
	2015	2014
	(Unaudited)
Current assets:

Cash and cash equivalents	$13,202	$5,733
Restricted cash	839	899
Trade accounts receivable, net	2,524	1,992
Inventories, net	6,130	5,727
Current portion of deposits	172	210
Prepaid expenses and other current assets	826	804

Total current assets	23,693	15,365

Property and equipment, net	6,985	6,947
Brand name and trademark	1,510	1,510
Purchased technology and license rights, net	350	431
Deposits, net of current portion	140	165
Other assets	444	415

Total assets	$33,122	$24,833

Bovie Medical Corporation
Consolidated Balance Sheets
(Continued) (in thousands)

	September 30,	December 31,
	2015	2014
Current liabilities:	(unaudited)
Accounts payable	$2,341	$1,553
Accrued payroll	113	197
Accrued vacation	257	181
Current portion of mortgage note payable	239	239
Accrued and other liabilities	1,712	1,596

Total current liabilities	4,662	3,766

Mortgage note payable, net of current portion	2,994	3,173
Deferred rents	20	23
Deferred tax liability	563	564
Derivative liabilities	266	12,613

Total liabilities	8,505	20,139

Series A 6% convertible preferred stock, par value $0.001; 3,500,000 shares authorized, zero issued and outstanding as of September 30, 2015	--	3,190

Stockholders' equity:
Series B convertible preferred stock, par value $.001; 3,588,139 issued and 1,975,639 outstanding as of September 30, 2015	2	--
Common stock, par value $.001 par value; 40,000,000 shares authorized; 27,194,251 issued and 27,051,172 outstanding as of September 30, 2015 and 17,995,409 issued and 17,852,330 outstanding as of December 31, 2014, respectively	27	18
Additional paid-in capital	42,664	29,334
Accumulated deficit	(18,076)	(27,848)

Total stockholders' equity	24,617	1,504

Total liabilities and stockholders' equity	$33,122	$24,833

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL MEASURES

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in '000's except earnings per share)	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Income/(loss) GAAP Basis	$(1,587)	$(2,734)	$(3,963)	$(12,092)
Accretion on convertible preferred stock	-	(242)	(222)	(668)
Deemed dividend on conversion of warrants and Series A convertible preferred to Series B convertible preferred stock	-	-	13,956	-
Net income/(loss) attributable to common shareholders	$(1,587)	$(2,976)	$9,771	$(12,760)
Net income/(loss) per share - basic (GAAP basis)	$(0.06)	$(0.17)	$0.42	$(0.72)

Other non-GAAP adjustments:
(Gain)/loss on change in fair value of derivative liabilities	$(266)	$1,676	$(1,800)	$9,820
Increase in inventory E&O reserve and other inventory adjustments	$-	$796	$-	$1,639
CFO transition costs	$-	$-	$-	$340
A/R write off and other administrative charges	$-	$175	$-	$175
Other administrative expenses	$-	$-	$-	$43
Accretion on convertible preferred shares	$-	$242	$222	$668
Tax impact on non-GAAP adjustments	$-	$(378)	$-	$(1,663)
Gain on conversion of warrants and Series A convertible preferred to Series B convertible preferred stock	-	-	(13,956)	-
Adjusted non-GAAP net income/(loss)	$(1,853)	$(465)	$(5,763)	$(1,738)

Income/(loss) per share - basic on: (Note 1)
(Gain)/loss on change in fair value of derivative liabilities	$(0.01)	$0.09	$(0.08)	$0.55
Increase in inventory E&O reserve and other inventory adjustments	$-	$0.04	$-	$0.09
CFO transition costs	$-	$-	$-	$0.02
A/R write off and other administrative charges	$-	$0.01	$-	$0.01
Other administrative expenses	$-	$-	$-	$-
Accretion on convertible preferred shares	$-	$0.01	$0.01	$0.04
Tax impact on non-GAAP adjustments	$-	$(0.02)	$-	$(0.09)
Deemed dividend on conversion of warrants and Series A convertible preferred to Series B convertible preferred stock	-	-	(0.60)	-
Adjusted non-GAAP net (loss) per share -basic	$(0.07)	$(0.04)	$(0.25)	$(0.10)

Weighted average number of shares outstanding - basic	27,051	17,780	23,414	17,727

(Note 1) Amounts reflected in the presentation of EPS calculations may be impacted by rounding